Exhibit 5.1

June 29, 2022

BioSig Technologies, Inc.

55 Greens Farms Road, 1st Floor

Westport, Connecticut 06880

Ladies and Gentlemen:

We have acted as counsel for BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated June 24, 2022 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3, initially filed by the Company with the Securities and Exchange Commission on December 31, 2020, and declared effective on January 12, 2021 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of 4,341,667 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to that certain Amended and Restated Underwriting Agreement, dated June 28, 2022, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation and bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Pricing Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement, dated January 12, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Underwriting Agreement; (vi) a specimen of the Company’s Common Stock certificate; and (vii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto; and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that, at the time of the issuance of the Shares: (i) the resolutions of the Pricing Committee of the Board of Directors of the Company referred to above will not have been modified or

BioSig Technologies, Inc.

June 29, 2022

rescinded; (ii) the Company will receive consideration for the issuance of the Shares and that is at least equal to the par value of the Common Stock; (iii) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto (other than the Company); and (vi) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company Charter Documents will be complied with when the Shares are issued.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the DGCL and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP